EXHIBIT 4.1

NON-QUALIFIED STOCK OPTION AWARD
GRANTED TO DAVID A. LOPPERT

Mr. David A. Loppert
107 Pembroke Drive
Palm Beach Gardens, Florida 33418

Dear Mr. Loppert:

        On January 1, 2001, the Company awarded you a stock option. You were granted an option to buy 300,000 shares of the $.01 par value common stock of SysComm International Corporation at a per share price of $.4688 on or after January 1, 2001 and on or before December 31, 2010.

        IMPORTANT: By signing below, you agree to be bound by, and acknowledge receipt of, the attached Terms and Conditions of this Non-Qualified Stock Option Award (“Terms and Conditions”). Capitalized terms are defined in the Terms and Conditions.

SYSCOMM INTERNATIONAL CORPORATION

By:	/s/ ANAT EBENSTEIN
President

Read and agreed to this
1st day of January, 2001.

/s/ DAVID A. LOPPERT	By:
David A. Loppert
TERMS AND CONDITIONS
NON-QUALIFIED STOCK OPTION AWARD
GRANTED TO DAVID A. LOPPERT

1.     Definitions

(a)	Company	SysComm International Corporation, a Delaware corporation.

(b)	Option	The option granted by the Option Award.

(c)	Option Award	The Non-Qualified Stock Option Award to which the Terms and Conditions are attached together with, except where the context requires otherwise, these Terms and Conditions.

(d)	Recipient	David A. Loppert, the recipient of the Option Award.

2.     Evidence of Option Grant and Option not an Incentive Stock Option

         The Option Award evidences a grant to the Recipient of an Option to purchase that number of shares (“Optioned Shares”) of the par value $.01 per share common stock of the Company (“Stock”) set forth on the Option Award. The Recipient may exercise the Option as shown on the Option Award. The Option shall remain exercisable until December 31, 2010 (“Option Expiration Date”). In no event shall the Option or any part of the Option be exercisable after the Option Expiration Date. The Option shall not be treated as an "Incentive Stock Option", as defined in Section 422 of the Internal Code of 1986, as amended.

3.     Exercise of Option

        The Option shall be exercised by the Recipient delivering a written notice of exercise to the Company's corporate headquarters at 20 Precision Drive, Shirley, New York 11967. This notice shall specify the number of Optioned Shares the Recipient then desires to purchase.

4.     Payment of Option Price

        Payment for the shares purchased under the Option shall be made to the Company either in cash (including cashier's check, bank draft or money order or a cashless exercise arrangement). In addition, payment of the Option price may, at the discretion of the Company, be made in whole or in part by the tender of shares or in other property, rights and credits, including the Recipient's promissory note.

5.     Form of Notice of Exercise

        The Recipient's notice as required by Section 3 shall be signed by the Recipient and shall be in substantially the following form with appropriate adjustments depending on how the Option price is paid:

             “I hereby exercise my Option to purchase shares in accordance with my Option Award dated January 1, 2001.

             The aggregate Option price of the shares I am purchasing is $        .

I hereby tender payment of such price (complete applicable item(s)):

             (a)   by delivery of a cashier's check, bank draft or money order made payable to the Company in the amount of $__________; and/or

             (b)   through a cashless exercise as follows:

                          .”

6.     Stock Certificate

        Upon the exercise of the Option, the Recipient shall be entitled to one Stock certificate evidencing the shares acquired upon exercise.

7.     Legends on Certificate

        The certificate to be issued under Section 6 shall be issued as soon as practicable. Such certificate shall contain thereon a legend in substantially the following form if the shares evidenced by such certificate have not been registered under the Securities Act of 1933, as amended:

        “The shares represented by this certificate have not been registered under the Securities Act of 1933 or any applicable state law. They may not be offered for sale, sold, transferred or pledged without (1) registration under the Securities Act of 1933 and any applicable state law, or (2) at holder's expense, an opinion (satisfactory to the Company) that registration is not required.”

The certificate shall also contain such other legends as may be appropriate or required by law, such as a legend relating to any shareholders agreement that may apply to the shares.

8.     Death; Nonassignability

        8.1   Death. If the Recipient dies, his personal representative and/or beneficiary shall have the right (but not later than the Option Expiration Date) to exercise the Option to the extent it was not exercised at the time of the Recipient's death.

        8.2    Non-Transferability of Rights; Designation of Beneficiaries. Except as provided below in this Section 8.2, the Option shall not be transferable by the Recipient otherwise than by will or the laws of descent and distribution, and, during the lifetime of the Recipient, the Option shall be exercisable only by the Recipient. Notwithstanding the foregoing, the Recipient, during his lifetime, may transfer for no consideration the Option to members of his immediate family or a trust for the benefit of him and/or members of his immediate family subject to all of the provisions applicable to the Option prior to its transfer. In addition, the Recipient may file with the Company a written designation of a beneficiary or beneficiaries to exercise, in the event of death of the Recipient, the Option, subject to all of the provisions of this Section 8. The Recipient may from time to time revoke or change any such designation of beneficiary; provided, however, that if the Company shall be in doubt as to the right of any such beneficiary to exercise the Option, the Company may determine to recognize only an exercise by the personal representative of the estate of the Recipient, in which case the Company shall not be under any further liability to anyone.

9.     Withholding

        The Company or any affiliate that employs the Recipient shall have the right to deduct any sums that federal, state or local tax law requires to be withheld with respect to the exercise of the Option or as otherwise may be required by such laws. The Company or any such affiliate may require as a condition to issuing Stock upon the exercise of the Option that the Recipient or other person exercising the Option pay any sum that federal, state or local tax law requires to be withheld with respect to such exercise. In the alternative, the Recipient or other person exercising the Option, may elect to pay such sums to the Company or the affiliate by delivering written notice of that election to the Company's corporate headquarters at 20 Precision Drive, Shirley, New York 11967, prior to or concurrently with exercise. There is no obligation that the Recipient be advised of the existence of the tax or the amount which will be so required to be withheld.